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                                                                   Exhibit 10.13
                            MISSION WEST PROPERTIES

     This first Amendment Of Lease, entered into as of September 30, 1998 ("Effective Date") by and between Mission West Properties, L.P. III (formerly known as Kontrabecki Associates I), a Delaware limited partnership ("Lessor") and Ixys Corporation, a California corporation ("Lessee").

     Whereas, Lessee currently leases from Lessor approximately 19,600 square feet of space located at 3540 Bassett Street, Santa Clara, California ("Premises") pursuant to that certain lease and related addendum dated July 26, 1993 ("Lease") (unless otherwise defined, all terms used herein shall have the same meanings as are set forth in the Lease);

     Whereas, the term of the Lease expires on January 14, 1999; and

     Whereas, Lessee has elected and Lessor has agreed to extend the Lease pursuant to certain addendum to Lease dated July 26, 1993 until January 31, 2004 subject to the terms and conditions set forth herein.

     Now, Therefore, in consideration of the mutual covenants and promises of the parties provided for in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Term.

     1.1 The term of the Lease is hereby extended for five (5) years and seventeen (17) days until January 31, 2004.

     1.2 If in the future the parties mutually agree upon another lease wherein Lessee leases from Lessor premises that are greater in size than the Premises and thereafter Lessee no longer desires to lease the Premises, then Lessor agrees to cancel this Lease for the Premises upon execution of such new lease. Lessee and Lessor hereby acknowledge that this paragraph will not create any obligation on either party to negotiate or enter into any future leases.

2.   Base Rent and CAC.

     2.1 The base rent and CAC (as defined below) shall be adjusted to and payable at the following monthly rates during this extended term:

             Months                        Base Rent            Estimated CAC*           Total
     ---------------------------       -----------------      -----------------      --------------
     1/1/1999 through 1/31/1999            $20,363.00             $3,430.00            $23,793.00
     2/1/1999 through 1/31/2000            $24,892.00             $3,430.00            $28,322.00

     ---------------------------
     *  CAC charges to be adjusted per Common Area Charges Section below.

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     2.2  Monthly base rent shall increase by four percent (4%) each year during the lease term over the prior year's monthly rent with the first such rent increase to occur on February 1, 2000.

3.   Common Area Charges.

     3.1  Sections 6.4 and 6.5(c) of the Lease are hereby superceded by this section 3 of this First Amendment.

     3.2 Lessee shall pay to Lessor, as additional rent, an amount equal to Lessee's pro-rata share of the total common area charges of the Premises, Building, Property, Outside Areas, and Common Areas, as defined below (the common area charges for the Premises, Building, Property, Outside Areas, and Common Areas are referred to herein as "CAC"). Lessee shall pay to Lessor as Rent, on or before the first day of each calendar month during the Lease Term, subject to adjustment and reconciliation as provided hereinbelow, the sum of three thousand four hundred thirty dollars ($3,430.00), said sum representing Lessee's estimated monthly payment of Lessee's share of CAC.

     3.3 Lessee's estimated monthly payment of CAC payable by Lessee during the calendar year in which this Amendment commences is set forth above. At or prior to the commencement of each succeeding calendar year term (or as soon as practical thereafter), Lessor shall provide Lessee with Lessee's estimated monthly payment for CAC which Lessee shall pay to Lessor. Within one hundred twenty (120) days of the end of the calendar year and the end of the Lease Term, Lessor shall provide Lessee a statement of actual CAC incurred including capital reserves for the preceding year or other applicable period in the case of a termination year. If such statement shows that Lessee has paid less than its actual percentage, then Lessee shall on demand pay to Lessor the amount of such deficiency. If such statement shows that Lessee has paid more than its actual percentage, then Lessor shall, at its option, promptly refund such excess to Lessee or credit the amount thereof to the Rent next becoming due from Lessee. Lessor reserves the right to revise any estimate of CAC if the actual or projected CAC show an increase or decrease in excess of ten percent (10%) from an earlier estimate for the same period. In such event, Lessor shall provide a revised estimate to Lessee, together with an explanation of the reasons therefor, and Lessee shall revise its monthly payments accordingly. Lessor's and Lessee's obligation with respect to adjustments at the end of the lease term or earlier expiration of this Lease shall survive the Expiration Date of the Lease.

     3.4 As used in this Lease, CAC shall include but is not limited to: (i) items as specified in Sections 5.2, 5.3, 6.2, 6.3, 6.5(a) and 6.5(b) of the Lease; (ii) all costs and expenses including but not limited to supplies, materials, equipment and tools used or required in connection with the operation and maintenance of the Premises, Building, Property, Outside Areas, and Common Areas; (iii) licenses, permits and inspection fees; (iv) all other costs incurred by Lessor in maintaining and operating the Premises, Building, Property, Outside Areas, and Common Areas; (v) all reserves for capital replacements and government regulations imposed on the Premises, Building, Property, Outside Areas, and Common Areas not related to Lessee's use and occupancy of the Premises; and (vi) an amount equal to one percent (1%) of the aggregate of the Base Rent and CAC, as compensation for Lessor's accounting and processing

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services. Lessee shall have the right to review the basis and computation analysis used to derive the CAC applicable to this Lease annually.

     3.5 Notwithstanding the provisions of Section 6.1 of the Lease, Lessor shall assume maintenance responsibility for the HVAC system serving the Premises effective January 1, 1999. Although Lessor is assuming maintenance responsibility, Lessee shall remain responsible for any and all costs incurred by Lessor in maintaining, repairing, and replacing the HVAC system as provided in the Lease. Lessee's estimated share of the costs associated with the repair, maintenance, and replacement of the HVAC system has been estimated in Lessee's monthly CAC.

4.   Improvements.

     4.1 In connection with the execution of this Amendment, Lessor shall cause a new roof cap sheet to be installed over the Premises.

     4.2 In connection with the execution of this Amendment, Lessor shall provide Lessee with an allowance of eighteen thousand dollars ($18,000.00) for the replacement of the carpet at the Premises. Any cost for replacement of the carpet in excess of the eighteen thousand dollars ($18,000.00) allowance shall be borne solely by the Lessee. Lessee shall use a carpeting contractor selected by Lessor.

     4.3 Other than the above referenced improvements, Lessor shall not cause any other improvements to the Premises and Lessee is accepting the Premises in an "AS IS" physical condition and in an "AS IS" state of repair.

     In Witness Whereof, the parties hereby have executed this First Amendment to Lease as of the Effective Date.

Lessor                                         Lessee
By: ______________________________________     By: ______________________________________
    Signature of Authorized Representative         Signature of Authorized Representative


__________________________________________     __________________________________________
   Printed Name                                    Printed Name


__________________________________________     __________________________________________
   Title                                           Title

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